Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements (Nos. 33-75308, 33-45811, 333-105087, 333-81154, 333-34077 and 333-115271) on Form S-8 of our report on the consolidated financial statements dated March 14, 2007 (which report expresses an unqualified opinion and includes an explanatory paragraph related to the adoption of Statement of Financial Accounting Standards No. 123(R), Share-Based Payment) and of our report on internal control over financial reporting dated March 14, 2007 (which report expresses an adverse opinion on the effectiveness of the Company’s internal control over financial reporting because of material weaknesses) appearing in this Annual Report on Form 10-K of Bally Technologies, Inc. for the year ended June 30, 2006.

/s/ DELOITTE & TOUCHE LLP

Las Vegas, Nevada

March 14, 2007